As filed with the Securities and Exchange Commission on May 1, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
FIRST INDUSTRIAL REALTY TRUST, INC.
(Exact name of registrant as specified in its charter)
_______________________________

Maryland	39-3935116
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
_______________________________
One North Wacker Drive, Suite 4200
Chicago, Illinois 60606
(Address of Principal Executive Offices, Zip Code)

FIRST INDUSTRIAL REALTY TRUST, INC. 2024 STOCK INCENTIVE PLAN
(Full title of the plan)
_______________________________

Peter E. Baccile
President and Chief Executive Officer
First Industrial Realty Trust, Inc.
One North Wacker Drive, Suite 4200
Chicago, Illinois 60606
(312) 344-4300
(Name and address and telephone number,
including area code, of agent for service)
_______________________________
Copy to:
Matthew A. Jackson
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
(312) 984-3100
_______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one).

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed by First Industrial Realty Trust, Inc. (the “Registrant”) to register 2,015,820 additional shares of common stock, par value $0.01 per share (“Common Stock”), reserved for issuance under the First Industrial Realty Trust, Inc. 2024 Stock Incentive Plan (the “2024 Plan”).
Concurrently herewith, the Registrant is filing Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-8 (No 333-238538) relating to Common Shares that were authorized to be awarded under the Registrant’s 2014 Stock Incentive Plan, amended and restated as of December 1, 2018 (the “2014 Plan”). As of April 30, 2024, there were 2,884,180 Common Shares, that were authorized to be awarded by the Registrant under the 2014 Plan but were not issued or subject to outstanding awards granted under the 2014 Plan. Accordingly, as a result of the approval of the 2024 Plan, these 2,884,180 Common Shares are no longer available for new awards under the 2014 Plan and will not be issued under the 2014 Plan. Under the terms of the 2024 Plan, the Registrant may issue up to 4,900,000 Common Shares, which includes the Common Shares that are no longer available for new awards under the 2014 Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in this Part I of Form S-8 is included in documents sent or given to the participants in the 2024 Plan as specified by Rule 428(b)(1) of the Securities Act of 1933. Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously or concurrently filed (file no. 1-13102) by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference into this registration statement:
(a)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 14, 2024;
(b)The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the SEC on April 19, 2024;
(c)The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 4, 2024 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023);
(d)The Registrant’s Current Reports on Form 8-K filed with the SEC on February 7, 2024, February 15, 2024, April 17, 2024 and May 1, 2024; and
(e)The description of the Registrant’s common stock included in the Registrant’s Registration Statement on Form 8-A, dated May 26, 1994.
All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing of such documents, except that any documents or information deemed to have been furnished and not filed shall not be deemed incorporated by reference into this registration statement in accordance with SEC rules.

Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this registration statement and the prospectus which is a part hereof (the “Prospectus”) to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement and the Prospectus.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Articles of Amendment and Restatement of the Registrant, as amended, contain certain provisions limiting the liability of the directors and officers as permitted by Section 5-418 of the Courts and Judicial Proceedings Article of the Maryland Code (the “Courts and Judicial Proceedings Article”). The Registrant’s Articles of Amendment and Restatement, as amended, provide certain limitations, permitted under Maryland General Corporation Law (the “MGCL”), on each director’s and officer’s personal liability for monetary damages for breach of any duty as a director or officer. Section 5-418 of the Courts and Judicial Proceedings Article generally permits a Maryland corporation to limit the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that: (a) it is proved that the director or officer actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received or (b) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.
In addition, the Registrant’s Articles of Amendment and Restatement, as amended, and Third Amended and Restated Bylaws obligate the Registrant to indemnify its directors and officers, and permit the Registrant to indemnify its employees and other agents, against certain liabilities and expenses incurred in connection with their service in such capacities, as well as advancement of reasonable expenses, to the fullest extent permitted under the MGCL. Section 2-418 of the MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the directors or officers in connection with any proceeding to which they may be made a party by reason of their service in such capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property, or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
The directors and officers of the Registrant are also entitled to the benefits of liability insurance maintained by the Registrant for certain losses arising from claims or charges made against any officer or director in connection with his or her service in such capacity.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
The following is a complete list of exhibits filed or incorporated by reference as part of this registration statement:

No. Exhibit	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of Form 10-Q of the Registrant for the fiscal quarter ended June 30, 1996, File No. 1-13102)

4.2	Third Amended and Restated Bylaws of the Registrant, dated May 7, 2015 (incorporated by reference to Exhibit 3.1 of the Form 8-K of the Registrant, filed May 7, 2015, File No. 1-13102)

4.3
Articles of Amendment to the Registrant’s Articles of Incorporation, dated June 20, 1994 (incorporated by reference to Exhibit 3.2 of Form 10-Q of the Registrant for the fiscal quarter ended June 30, 1996, File No. 1-13102)

4.4
Articles of Amendment to the Registrant’s Articles of Incorporation, dated May 31, 1996 (incorporated by reference to Exhibit 3.3 of Form 10-Q of the Registrant for the fiscal quarter ended June 30, 1996, File No. 1-13102)

4.5
Articles of Amendment to the Registrant’s Articles of Incorporation, dated May 12, 2011 (incorporated by reference to Exhibit 3.1 of the Form 8-K of the Registrant filed June 2, 2011, File No. 1-13102)

4.6	Articles of Amendment to the Registrant’s Articles of Incorporation, dated May 9, 2013 (incorporated by reference to Exhibit 3.1 of the Form 8-K of the Registrant filed May 10, 2013, File No. 1-13102)

4.7
Articles of Amendment to the Registrant’s Articles of Incorporation, dated May 11, 2017 (incorporated by reference to Exhibit 3.1 of the Form 8-K of the Registrant filed May 12, 2017, File No. 001-13102)

4.8	First Industrial Realty Trust, Inc. 2024 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Form 8-K of the Registrant filed May 1, 2024, File No. 1-13102)

5.1*	Opinion of McGuireWoods LLP

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of McGuireWoods LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page)

107*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;
provided, however, that provisions (i) and (ii) of this undertaking do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 1, 2024.

FIRST INDUSTRIAL REALTY TRUST, INC.

By:	/s/ Peter E. Baccile
Peter E. Baccile President, Chief Executive Officer and Director (Principal Executive Officer)

POWERS OF ATTORNEY
Know all persons by these presents, that each person whose signature appears below constitutes and appoints Peter E. Baccile and Scott A. Musil, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew S. Dominski	Chairman of the Board of Directors	May 1, 2024
Matthew S. Dominski

/s/ Peter E. Baccile	President, Chief Executive Officer and Director	May 1, 2024
Peter E. Baccile	(Principal Executive Officer)

/s/ Scott A. Musil	Chief Financial Officer	May 1, 2024
Scott A. Musil	(Principal Financial Officer)

/s/ Sara E. Niemiec	Chief Accounting Officer	May 1, 2024
Sara E. Niemiec	(Principal Accounting Officer)

/s/ John Rau	Lead Independent Director	May 1, 2024
John Rau

/s/ Teresa B. Bazemore	Director	May 1, 2024
Teresa B. Bazemore

/s/ H. Patrick Hackett, Jr.	Director	May 1, 2024
H. Patrick Hackett, Jr.

/s/ Denise A. Olsen	Director	May 1, 2024
Denise A. Olsen

/s/ Marcus L. Smith	Director	May 1, 2024
Marcus L. Smith